REGISTRATION NO.:

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Viva Entertainment Group Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of organization)	98-0642409 (IRS Employer Identification No.)

143-41 84 Drive

Briarwood, NY 11435

(Address of Principal Executive Offices, including ZIP Code)

2017 Non-Qualified Stock Compensation Plan

(Full title of the plan)

Business Filing Incorporated

6100 Neil Road, Suite 500

Reno, NV 89511

(Name and address of agent for service)

(608)-827-5300

(Telephone number, including area code, of agent for service)

Greg Chonillo, Esq.

Chonillo Law Group, LLC

2525 Ponce de Leon Blvd, Suite 300

Coral Gables, Florida 33134

Office: 786-441-5234

(Communications To)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☒	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.00001 par value common stock	3,400,000	$0.15		$510,000	$61.81

TOTALS	3,400,000	$0.15	(1)	$510,000	$61.81

(1)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of October 18, 2018.

(1)

STATEMENT Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Viva Entertainment Group Inc., a Nevada corporation (the "Company"), are incorporated herein by reference:

a.	The Company's latest two Quarterly Report on Form 10-Q for the quarter ended July 31, 2018 and April 30, 2018, filed with the Securities and Exchange Commission;
b.	The Company’s latest Yearly Report on Form 10K for the Year ending October 31, 2017; and;
b.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended October 31, 2017; and
c.	All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

(2)

Item 1. Interests of Named Experts and Counsel.

The audited balance sheet of OTTV as of April 30, 2018, July 31, 2018, October 31, 2017 and 2016, and the related statements of operations, shareholders’ equity and cash flows for the year then ended are incorporated by reference in this prospectus and have been audited by M&K CPAS, PLLC, an independent registered public accounting firm. The incorporation by reference herein of such financial statements is in reliance upon the authority of said firm as experts in auditing and accounting.

The Law Offices of Fred Bauman, P.A. has rendered an opinion on the validity of the securities being registered. Neither Mr. Bauman nor the Law Offices of Fred Bauman, P.A. are affiliates of OTTV.

Item 2. Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No. Title

1	Legal opinion and consent of the Law Offices of Fred Bauman, P.A.

2	Consent of M&K CPAS, PLLC

(3)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Briarwood, NY on November 13, 2018.

VIVA ENTERTIANMENT GROUP INC.
(Registrant)

/s/ Johnny Falcones
Johnny Falcones
Chairman and President

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Johnny Falcones Johnny Falcones	Chairman, Chief Executive Officer, President, Principal Accounting Officer and Director	November 13, 2018

/s/ Anthony Hernandez Anthony Hernandez	Director	November 13, 2018

(4)